EXHIBIT 10.5(d)

                                 LEASE AGREEMENT

                               BOCA RATON, FLORIDA


              THIS LEASE AGREEMENT (this "Lease") is made as of this 24 day of October, 1995, by and between FAIRFAX BOCA 92, L.P., a Georgia limited partnership ("Landlord") and THE PANDA PROJECT, INC., a Florida corporation ("Tenant");


                              W I T N E S S E T H:

     1. PREMISES. In consideration of the rents, terms and covenants of this Lease, Landlord hereby leases, lets and demises to Tenant, and Tenant hereby leases and hires from Landlord, those certain premises (the "Premises") containing approximately 70,000 rentable square feet, 27,500 rentable square feet of which is situated on the first floor of Pod E, approximately 15,000 rentable square feet of which is situated on the second floor of Pod E and 27,500 rentable square feet of which is situated on the second floor of Pod D, all within the North Forty Office Project, Building 235, 901 Yamato Road, Boca Raton, Florida 33431 (the "Building"), as shown outlined in red on EXHIBIT A, attached hereto and made a part hereof. The land upon which the Building is located is more particularly described on EXHIBIT B attached hereto and made a part hereof (the "Land"; the Building and the Land are collectively referred to herein as the "Project"). All of the windows and outside walls of the Premises, and any space in the Premises used for shafts, pipes, conduits, ducts, telephone ducts and equipment, electric or other utilities, or other Building facilities, and the use thereof and access thereto through the Premises for the purposes of operation, maintenance, inspection, display and repairs are hereby reserved to Landlord.

     For all purposes under this Lease, including the measurement of any Expansion Space, the terms "usable area," "usable square feet" or "USF" has been and for any other space that shall become subject to this Lease, shall be, computed in accordance with the American National Standard Method for Measuring Floor Area in office buildings of the Building Owners and Managers Association International (ANSI Z65.1-1989; Revision of ANSI Z65.1-1980 and approved June 21, 1989), incorporated herein by reference (the "BOMA Standard"). For all purposes under this Lease, including the measurement of any expansion space, the "rentable area," "rentable square feet" or "RSF" of all or any portion of the Premises shall equal the product of the usable area within the Premises multiplied times a factor of 1.15. The RSF as measured shall be rounded to the nearest whole number. Prior to the Rent Commencement Date, Tenant may remeasure the Premises to confirm the usable area within the Premises. In the event that such remeasurement indicates a discrepancy between the approximate rentable square footage referenced herein and the rentable square footage determined by such remeasurement, Tenant shall provide Landlord with such remeasurement documentation, duly certified by Tenant's architect, for review by Landlord's architect. In the event that Landlord's architect disagrees with the results shown by Tenant's remeasurement, Landlord's architect and Tenant's architect shall mutually select a third architect, whose remeasurement determination shall be final and binding for all purposes hereunder (it being agreed that the parties shall each bear half the costs and fees of such third architect). Upon final determination of the usable square footage of the Premises, the RSF hereunder shall be automatically adjusted pursuant to the factor and calculation referenced hereinabove. In no event shall the determination of RSF delay the Rent Commencement Date and Base Rent shall be due and payable based upon the Premises containing 70,000 rentable square feet unless and until such rentable square footage is adjusted pursuant to this paragraph.

     2. TERM. The Term (as hereinafter defined) of this Lease shall commence on the date hereof (hereinafter referred to as the "Commencement Date") and end at 12:00 midnight on March 31, 2001 (the "Expiration Date"; such term, taking into account any sooner termination or renewal or extension, is hereinafter referred to as the "Term"). The Rental Commencement Date shall be May 1, 1996.

     3. BASE RENT. (a) Commencing on the Rental Commencement Date, Tenant agrees to pay Base Rent in monthly installments on the first day of each month, during the original Term of the Lease in an amount equal to one-twelfth (1/12th) the product of the number of rentable square feet contained in the Premises, multiplied by the annual rate per rentable square foot set forth below:


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              LEASE YEAR                                   ANNUAL BASE RENT/RSF
              ----------                                   --------------------
   Rental Commencement Date - March 31, 1997                     $4.02 / RSF

   April 1, 1997 - March 31, 1998                                $7.23 / RSF

   April 1, 1998 - March 31, 1999                                $7.96 / RSF

   April 1, 1999 - March 31, 2000                                $8.20 / RSF

   April 1, 2000 - March 31, 2001                                $8.44 / RSF

In addition to the foregoing, commencing on January 1, 1996, Tenant agrees to pay supplemental Base Rent in monthly installments on the first day of each month, until the Rental Commencement Date, in an amount equal to the cost of heating, ventilating and air-conditioning services consumed within the Premises during the period from January 1, 1996 to the Rental Commencement Date; provided, however, that during such period Landlord shall not be obligated to provide, nor shall Tenant be obligated to pay for heating, ventilating or air-conditioning services unless Tenant shall have made a request for such services, in which case such costs shall be billed to Tenant in the manner set forth in Section 9(b) hereof. Each monthly installment of Base Rent and any supplemental Base Rent shall be payable to Landlord at the address set forth in
Section 33 below on the first day of each calendar month, in legal tender of the United States of America, without abatement, demand, reduction or offset whatsoever, except as may be expressly provided in this Lease. The monthly installment of Base Rent shall be due and payable on or before the first day of each calendar month during the Term commencing on the Rental Commencement Date. Tenant shall pay, as Additional Rent, all other sums due from Tenant under this Lease, including, but not limited to, any rent tax or other tax imposed upon Landlord based upon rent payments to the extent not included in Operating Expenses (as hereinafter defined) (the term "Rent" means all Base Rent, supplemental Base Rent, Additional Rent and all other amounts payable hereunder from Tenant to Landlord).

             (b) In addition to the Base Rent and any supplemental Base Rent payable pursuant to Section 3(a) above, Tenant shall promptly pay to Landlord the cost of electric power consumed in the Premises within any computer room, or for supplemental air conditioning systems or any equipment installed which consumes electric current in excess of the amounts specified in Section 9(c). In furtherance of the foregoing, Tenant shall, at Tenant's sole cost and expense, to the extent feasible install a submeter to measure all such electric power consumed in the Premises by Tenant in such locations and Tenant shall pay the cost of such electric power so consumed as determined by the submeter calculated at the rate structure then existing of the utility company supplying electrical energy to the Premises.

     4. OPERATING EXPENSES. (a) COMPUTATION AND PAYMENT. Tenant agrees to pay as Additional Rent, Base Year Operating Expenses in the amount of $6.50 per rentable square foot contained within the Premises in equal monthly installments in advance on the first day of each month at the same time and in the same manner as Base Rent. In addition, Tenant agrees to pay as Additional Rent, Tenant's pro rata share of Operating Expenses (as hereinafter defined) of the Project in excess of the Base Year Operating Expenses. At such time as the estimate for Operating Expenses exceeds $6.50 per rentable square foot on an annualized basis, Landlord shall inform Tenant of the revised estimate in writing and Tenant's pro rata share owed by Tenant. The Base Year Operating Expenses and the amount of Additional Rent specified in such notification shall be paid by Tenant to Landlord in equal monthly installments in advance on the first day of each month following such notification, at the same time and in the same manner as Base Rent. Landlord may from time to time (but not more than twice in any calendar year) adjust Landlord's estimate of the Operating Expenses and Tenant shall pay its pro rata share of such adjusted amounts in the manner set forth above. Landlord shall, within three (3) months following the close of each calendar year during the Term, provide Tenant with a statement of the actual Operating Expenses for such calendar year, in reasonable detail, certified as accurate by an officer of the general partner of Landlord or an officer of Landlord's management company. If such statement shows an overpayment by Tenant for its pro rata share of the actual Operating Expenses in excess of Base Year Operating Expenses during a calendar year, the statement shall be accompanied by a refund to Tenant of the overpayment. If such statement shows an underpayment by Tenant for its pro rata share of actual Operating Expenses in excess of Base Year Operating Expenses during a calendar year, Tenant shall pay such deficiency to Landlord within sixty (60) days after receipt of such statement. If the Term shall begin on a day other than January 1 or shall end on a day other than December 31, the amount of Base Year Operating Expenses and any Additional Rent for Tenant's pro rata share of Operating Expenses in excess of Base Year Operating Expenses payable by Tenant applicable to the year in which the Term begins or ends, respectively, shall be prorated on the ratio that the actual number of days of the Term and such year bears to 365. Landlord may invoice Tenant for Tenant's pro rata share of actual Operating Expenses for the calendar year in which the Term ends (if such amount is more than the sum of the monthly payments of Base Year Operating Expenses and Additional Rent for projected Operating Expenses made by Tenant in such calendar year) within thirty
(30) days prior to the end of the Term or at any time thereafter. Notwithstanding any provision of this Lease to the contrary, if occupancy of the Building at any time during the Term is less than one hundred percent (100%), then actual variable Operating Expenses for the Building for such calendar year shall be increased ("grossed up") to that amount of Operating Expenses that, using reasonable estimates, would normally be expected to be incurred during such calendar year if the Building was one hundred percent (100%) occupied during such calendar year, as determined under generally accepted accounting principles consistently applied. The term "grossed up" as used in this Section shall mean and refer to the method of calculating such variable Operating

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Expenses which is designed to reasonably estimate what would be the cost of providing a variable Operating Expense service to the rentable areas of the Building receiving such service. The gross-up treatment shall be applied only with respect to the variable Operating Expenses, which are those component expenses that are affected by variations in occupancy levels arising from services provided to space in the Building being occupied by tenants, in order to equitably allocate such variable Operating Expenses to the tenants receiving the benefit thereof.

             (b) DEFINITION OF "OPERATING EXPENSES." The term "Operating Expenses" includes all costs and expenses incurred with respect to the maintenance and operation of the Building or Project (determined in accordance with generally accepted accounting principles consistently applied), such as, but not limited to, Building services, maintenance and repair costs, electricity (exclusive of any charges made pursuant to Section 3(b) above), fuel, water, sewer, gas and other utility charges, security, window washing, janitorial services, trash and snow removal, landscaping, pest control, management fees, wages and fringe benefits payable to employees of Landlord or of any management agent of Landlord whose duties are directly connected with the operation and maintenance of the Building, all services, supplies, repairs, replacements or other expenses for maintaining and operating the Building, including, but not limited to lobby and other common use areas, vehicular and pedestrian traffic areas and plaza areas; all real property taxes and installments of special assessments, including special assessments due to recorded covenants or restrictions, if any, which accrue against the Building during the Term (but excluding any fines, penalties, charges or re-assessments of any kind attributable to violations of applicable law by Landlord), any and all reasonable costs and expenses incurred by Landlord in seeking a reduction of any such taxes or assessments, and all insurance premiums Landlord is required to pay or deems necessary to pay, including public liability insurance, rent loss insurance, and contractual liability insurance, with respect to the Building; the costs, including interest, amortized over its useful life, of any capital improvement made to the Building by or on behalf of Landlord after the date of this Lease which is required under any governmental law or regulation that was not applicable to the Building at the time of its construction, and of the acquisition and installation of any device or equipment designed and reasonably expected to reduce Operating Expenses or to improve the operating efficiency of any system within the Building. The term "Operating Expenses" does not include any depreciation allowance or expense, the cost of restoration occasioned by casualty, income or franchise taxes of Landlord, expenses incurred in leasing to or procuring of Tenants, leasing commissions or expenses for the renovating of space for new Tenants. Additionally, specifically excluded from the definition of Operating Expenses are:

                      (i) the cost of any work or service performed for any tenant (including Tenant) at such tenant's cost including, without limitation, space planning fees, commissions and overtime utilities;

                      (ii) Services provided to retail tenants which are not provided to office tenants;

                      (iii) Salaries of officers, principals and executives of Landlord other than the managers and superintendents of the Building;

                      (iv) The cost of any repairs, alterations, additions, changes, replacements and other items which are made in order to prepare for a tenant's occupancy or renewal;

                      (v) Interest or other charges on debt or amortization payments on any mortgage and rental under any ground lease or other underlying lease;

                      (vi) All leasing expenses, including, without limitation, attorneys' fees and any real estate brokerage commissions, incurred, whether in connection with the enforcement of any rights of Landlord or in procuring tenants and any mass media or trade journal advertising and promotional expenses relating to leasing or marketing;

                      (vii) Any costs included in Operating Expenses representing an amount paid to a corporation related to Landlord which is in excess of the amount which it would have paid in the absence of such relationship;

                      (viii) Any cost of painting or decorating any part of the Building occupied exclusively by a tenant and space renovation costs;

                      (ix)      Income or franchise taxes payable by Landlord;

                      (x)       Depreciation of the Building;

                      (xi) The cost of any items of repair or replacement to the extent Landlord is actually reimbursed by insurance, warranties, refunds, condemnation or otherwise; provided, however, that Landlord is not required to carry any insurance except as may otherwise be required by the Lease;

                      (xii) Costs which are paid by tenant directly to the provider of such service or for which Landlord is reimbursed directly by a tenant; and
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                      (xiii)    Rental payments by Landlord under any ground or
paramount lease.

Notwithstanding the foregoing, Tenant may elect to engage a janitorial contractor (reasonably acceptable to Landlord) for the Premises to perform the janitorial work set forth on EXHIBIT C attached hereto and incorporated herein by this reference. In such event, the cost of providing such janitorial work to the other premises in the Building shall not be included when computing the Operating Expenses payable by Tenant hereunder. In addition, in the event that after reasonable due diligence, Tenant believes that for security reasons a change in the janitorial contractor for the Building is warranted, Tenant may request that Landlord replace the existing janitorial contractor for the Building.

             (c) TENANT'S PRO RATA SHARE. Tenant's pro rata share of Operating Expenses shall mean the proportion that the rentable square footage in the Premises bears to the total rentable square footage of the Building, which Building total rentable square footage is 148,000; provided, however, that Landlord and Tenant hereby acknowledge and agree that Tenant's pro rata share of Operating Expenses with respect to the initial Premises taken under this Lease shall be 47.3%, based upon an initial rentable square footage leased of 70,000 rentable square feet. This percentage is subject to modification based on the measurement as set forth in Section 1 hereof.

             (d) TENANT'S AUDIT OF OPERATING EXPENSES. Tenant shall have the right to audit Landlord's books and records with respect to, but only to, expenditures for Operating Expenses for any year with respect to the Premises upon the following basis, but not otherwise:

                      (i) Such audit may be conducted as to any given year only if Tenant disputes a statement furnished by Landlord pursuant to Section 4 of this Lease and only if Tenant (A) has notified Landlord (in the manner provided in Section 33 of this Lease) of such dispute not later than two (2) months after receipt of such certified statement by Tenant (which shall state with particularity the areas of dispute by Tenant) and (B) pays the increase in Operating Expenses called for by such disputed comparative statement and shall continue to pay, until final resolution of said dispute, the amounts prescribed in Section 4 of this Lease;

                      (ii) If Tenant fails to elect to audit such certified statement by giving the notice required by subsection (i) of this Section (d) within such two (2) month period, Tenant shall conclusively be deemed to have accepted the accuracy of such statement and in such event Tenant shall be deemed to have waived any right thereafter to question the accuracy of such statement (other than with respect to fraud and/or wilful and knowing misstatements by Landlord);

                      (iii) Such audit shall, as to any given calendar year, be conducted promptly after the giving of said notice to Landlord and must be completed not later than sixty (60) days after the giving of such notice (subject to any delays interposed by Landlord);

                      (iv) Such audit must be conducted by a certified public accountant and/or Tenant's senior financial officer and shall be conducted during regular business hours at the place or places in the Boca Raton, Florida area where Landlord's records with reference thereto are normally kept and shall be conducted continuously until completed;

                      (v) If Landlord does not dispute the results of such audit, the results of such audit shall be binding on Landlord and Tenant. If Landlord disputes the results of such Tenant's audit and the parties are unable to resolve the dispute, the parties shall select an independent third (3rd) party certified public accountant to select which of the two determinations of Operating Expenses is most nearly correct and if the parties are unable to agree upon such third party certified public accountant, the third party certified public accountant shall be selected by the American Arbitration Association or any successor organization thereto or similar organization designated by Landlord, which selection of the third party certified public accountant shall be made in accordance with the practices and procedures of such organization;

                      (vi) Any audit conducted by Tenant shall be at Tenant's sole cost and expense regardless of the outcome of such audit unless the amount of Operating Expenses is overstated by four percent (4%) or more in which case Landlord shall pay the cost of such audit;

                      (vii) Tenant may audit a given calendar year no more than the greater of: once per year, or per receipt of Landlord's certified statement(s), and shall, upon completion of such audit, promptly deliver a copy of such audit to Landlord;

                      (viii) If such audit shows as to the comparative year Landlord has overstated the amount of Operating Expenses or the amount thereof applicable to Tenant, Landlord shall forthwith credit Tenant's rental account with the amount of any overpayment by Tenant;

                      (ix) During any audit performed by Tenant, Landlord shall have the right to submit to Tenant a revised statement of actual Operating Expenses and any overage or shortfall shall be treated as specified in Section 4(a) hereto.

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Landlord agrees to cooperate in good faith with any audit of Landlord's books pursuant to this Section 4. Any such audit shall be performed upon reasonable notice to Landlord and during normal business hours reasonably acceptable to Landlord. In any audit of Landlord's operations and/or books and records, Tenant agrees to use reasonable good faith efforts not to disturb or unreasonably interfere with the ongoing business operations of Landlord.

     5. LATE PAYMENT CHARGE. Other remedies for nonpayment of Rent notwithstanding, if any payment of Rent is not received by Landlord on or before the fifth (5th) day of the month for which such payment of Rent is due, or if any other payment due Landlord by Tenant is not received by Landlord on or before the tenth (10th) day of the month next following the month in which Tenant is invoiced, a late payment charge of 2% of the outstanding amount for each and every thirty (30) day period that said amount remains unpaid (but in no event shall the amount of such late charge exceed an amount based upon the highest legally permissible rate chargeable at any time by Landlord under the circumstances) shall become due and payable in addition to such amounts owed under this Lease. Should Tenant make a partial payment of past due amounts, the amount of such partial payment shall be applied first to reduce all accrued and unpaid late charges, in inverse order of their maturity, and then to reduce all other past due amounts, in inverse order of their maturity.

     6. TENANT ACCEPTANCE. Except as otherwise specifically provided herein, Tenant has accepted the Premises from Landlord pursuant to this Lease on an "as-is" basis, and each party acknowledges that, except as specifically provided herein, Landlord has made, makes and shall make no representations or warranties with respect to the Premises, express or implied. Tenant acknowledges that Tenant has had the full and complete opportunity to inspect the Premises (and to have engineering and other inspection reports prepared by professionals with respect to the Premises). Landlord warrants, however, that the heating, air-conditioning and ventilating unit(s) and the electrical, mechanical, plumbing, life safety and structural (including, without limitation, the roof, roof membrane, foundation and water tightness systems) presently serving the Premises are in good condition and repair. Tenant acknowledges and agrees, however, that any modification to such systems as a result of Tenant's improvements or use shall be the sole responsibility of Tenant.

     7. LANDLORD'S WORK AND WARRANTY. Landlord agrees to provide the following specific improvements to the Land and the Building on or prior to the Rental Commencement Date, all as and to the extent such would be customary in Comparable Buildings (as hereinafter defined):

             (a) Recaulk the exterior of the Building, including, without limitation, all windows (aluminum frames to precast) and precast joints;
             (b) Improve and repair exterior and interior (atrium) landscaping;
             (c)      Pressure clean exterior of the Building;
             (d)      Trim exterior trees in parking areas;
             (e) Complete such improvements to the parking areas and exterior of the Building as may be required for compliance with the Americans With Disabilities Act;
             (f) Paint white the handrails and trusses and visible/exposed metal components located in the main atrium of the Building (substantially in manner currently evidenced in the building occupied by BellSouth Mobility); and
             (g)      Place furniture in the Building lobby of the main atrium.

     8. USAGE. Tenant warrants and represents to Landlord that the Premises shall be used and occupied only for the purpose of general offices, research and development, training, educational, sales, marketing and/or customer service center purposes and for no other purposes, all in compliance with all ordinances, zoning restrictions and LIRP District restrictions.

     9. BUILDING SERVICES. Commencing after the Rental Commencement Date, during the Term of this Lease, Landlord agrees to operate and maintain the Building in a manner similar to and in accordance with a standard of comparable office buildings in the Boca Raton, Florida market area ("Comparable Buildings") and to provide to Tenant the following services, which include, but are not limited to:

             (a) General cleaning and janitorial service required as a result of normal, prudent use of the Premises in accordance with EXHIBIT C attached hereto and made a part hereof and only on Mondays through Fridays, inclusive, with New Year's Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day (herein collectively called the "Holidays") excepted.

             (b) Heating, ventilating and air-conditioning service daily on Mondays through Fridays, inclusive, with Holidays excepted, from 8:00 A.M. to 6:00 P.M. and on Saturdays, if not a Holiday, from 8:00 A.M. to 1:00 P.M. The range of temperatures maintained in the Building shall be comparable to those maintained in other like-kind office buildings in the City of Boca Raton, Florida as the same may be regulated by governmental authority. Should Tenant desire either heating or air conditioning at times when such services are not furnished by Landlord under the terms of this Lease, such shall be provided upon not less than four (4) hours prior notice to Landlord during Landlord's normal business hours, and Tenant shall pay to Landlord the Landlord's actual costs for such services without markup or profit (current charges presently are estimated at $35/hour for each 50,000 rentable square feet or portion thereof). In the event two or more tenants request after hour utilities, Landlord shall

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prorate the charges for such utilities based upon the rentable square footage for each tenant being served by such utilities. Tenant may, in accordance with
Section 12 hereof, install supplemental air conditioning systems in the Premises at the sole cost and expense of Tenant, which systems shall be separately metered (the installation cost of such meter to be Tenant's expense) and all utility costs associated with such systems shall be Tenant's responsibility;

             (c) Electric current for lighting and reasonable facilities for furnishing usual and normal electric power for office space. Tenant shall not, without Landlord's prior written consent, use or install any equipment (i) which consumes more than 30 Amps and 208 volts or (ii) uses electric current in excess of the capacity of the feeders or lines to the Building or the risers or wiring installation of the Building or the Premises;

             (d)      Property management services;

             (e) Installation of building standard replacement fluorescent lamps, light bulbs and ballasts as needed in the Premises; and

             (f) Passenger and freight elevator serving the respective 2nd floors in Pods D and E as shown on the floor plans where existing elevators are located.

Failure by Landlord to any extent to furnish these defined services or any other services not enumerated or any cessation thereof, shall not render Landlord liable in any respect for damages to either person or property, give rise to any abatement of rent or relieve Tenant from fulfillment of any covenant contained in this Lease except to the extent caused by Landlord's gross negligence. Should any of the equipment or machinery break down, or for any cause cease to function properly, Landlord shall use reasonable diligence to repair the same promptly, but in any event, Landlord shall commence such repair within two (2) business days of receipt of Tenant's notice with respect thereto (subject to force majeure). Notwithstanding the foregoing, if any essential building service (i.e., water, electricity, sewer, heating or air conditioning) is interrupted for a period of three (3) consecutive business days as a result of the negligence of Landlord (and not arising from the misuse or neglect of Tenant or failure of a public utility), there shall be an abatement of Base Rent with respect to the portion of the Premises that shall be materially affected by such interruption from and after said third day until such services are restored. Landlord agrees to use good faith efforts to restore such services as soon as reasonably possible.

     10.     INTENTIONALLY OMITTED.

     11. REPAIRS AND MAINTENANCE. (a) TENANT'S REPAIRS AND MAINTENANCE. Subject to Section 11(c) below, Tenant shall, at its own cost and expense, maintain the Premises in good condition and repair, including all necessary repairs and replacements. Tenant shall further, at its own cost and expense, repair or restore any damage or injury to all or any part of the Building caused by Tenant or Tenant's agents, employees, invitees, licensees, visitors or contractors, including but not limited to any repairs or replacements necessitated by (i) the construction or installation of improvements to the Premises by or on behalf of Tenant, (ii) the installation, use or operation of Tenant's property, or (iii) the moving of any property into or out of the Premises; provided, however, if Tenant fails to make the repairs or replacements promptly, Landlord may, at its option upon ten (10) business days written notice, make the repairs or replacements and the costs of such repairs or replacements shall be charged to Tenant as Additional Rent and shall become due and payable by Tenant with the monthly installment of Base Rent next due hereunder.

             (b) CONDITION AT END OF TERM. On the Expiration Date, Tenant shall surrender the Premises to Landlord in the condition in which the Premises were originally received from Landlord, except for ordinary wear and tear and damage by casualty or taking not required to be repaired by Tenant hereunder. So long as Tenant is not in default hereunder, Tenant may remove from the Premises on or prior to the Expiration Date all property situated therein which is not owned by Landlord, and Tenant shall, on or prior to the Expiration Date, remove all of Tenant's office equipment, trade fixtures and moveable furnishings from the Premises. Property not so removed shall become the property of Landlord, and Landlord may at Tenant's expense remove such property from the Premises and dispose the same without any liability of Landlord to Tenant.

             (c) LANDLORD'S REPAIRS AND MAINTENANCE. Landlord shall during the Term maintain the public areas of the Building, landscaped areas of the Land and Building, elevators, stairs, common restrooms and main lobby area for the Building, heating, ventilating and air conditioning systems (exclusive of any Tenant supplemental air conditioning systems that Tenant shall install), other mechanical systems, plumbing, life safety systems, electrical systems and the structure (including, without limitation, the roof, roof membrane, foundation and water tightness, but exclusive of any improvements or alterations to building systems made by Tenant to any of such systems) of the Building in a manner comparable to other Comparable Buildings.

     12. ALTERATIONS AND IMPROVEMENTS. (a) No alteration, addition, improvement or installation to the Premises shall be made or permitted to be made by Tenant (hereinafter collectively "Alterations" or individually referred to as an "Alteration"), except as provided in Section 12(b) below, without the prior written consent of Landlord, which consent shall not be unreasonably withheld, delayed or conditioned (except as otherwise provided herein).

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             (b) Tenant may, without Landlord's consent, make Alterations that are non-structural in nature and do not adversely affect the Building mechanical, plumbing or electrical systems; provided (i) Tenant shall give Landlord fifteen (15) days advance notice of such Alterations which notice shall include a description of such Alterations; (ii) all such Alterations shall be installed or constructed in accordance with all laws; (iii) Tenant shall obtain all necessary permits required by governmental or quasi-governmental bodies;
(iv) Tenant shall carry and cause its contractors to carry worker's compensation, general liability, personal and property damage insurance; (v) Tenant shall provide Landlord with copies of plans and specifications for any such Alteration and (vi) the cost of such Alteration shall not exceed Twenty Thousand and No/100 Dollars ($20,000.00) per Alteration or Fifty Thousand and No/100 Dollars ($50,000.00) in any calendar year.

             (c) Notwithstanding any provision in this Section 12 or otherwise in this Lease to the contrary: (i) Tenant shall have no right without Landlord's prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned, to make any Alterations which would: (1) adversely affect the load bearing structural components or structural soundness of the Building; (2) adversely affect the central environmental systems (excluding ventilation ducts, diffusers and returns); (3) adversely affect the electrical, plumbing or other utility systems of the Building; or (4) adversely affect the roofing systems, window glass, window gaskets or glazing; and (ii) Tenant shall not make any Alteration that shall affect the facade or exterior face of the Building or otherwise affect the appearance of the Building from the exterior of the Building in any respect (with respect to which Landlord reserves the right to unreasonably withhold its consent to any such Alteration in Landlord's sole and absolute discretion).

             (d) All permitted Alterations which may be made to the Premises, shall be the property of Tenant during the Term hereof but shall become the property of Landlord upon the expiration or earlier termination of the Term and remain and be surrendered with the Premises. Tenant agrees to repair any damage to the Premises caused by or in connection with the removal of any articles of personal property, business or trade fixtures, including without limitation thereto, repairing the floor and patching and painting the walls where damaged.

     13. STANDARDS FOR WORK. (a) Whenever in this Lease Landlord or Tenant is permitted or required to maintain and repair, or make additions, alterations, substitutions or replacements, or reconstruct or restore the Building or the Premises, such party shall cause such work (the "Work") to be done and completed in a good, substantial and workmanlike manner, free from faults and defects, and in compliance with all legal requirements, and shall utilize only new first-class materials and supplies. The party performing such Work shall be solely responsible for construction means, methods, techniques, sequences and procedures, and for coordinating all activities related to the Work, and the other party shall have no duty or obligation to inspect the Work, but shall have the right to do so.

             (b) Whenever Landlord or Tenant is required to perform any Work upon the Building or the Premises, such party shall promptly commence the Work and, once the Work is commenced, diligently and continually pursue the Work and complete the Work within a reasonable time. The party performing such Work shall supervise and direct the Work utilizing its best efforts and reasonable care, and shall assign such qualified personnel to the Work as may be necessary to cause the Work to be completed in an expeditious fashion.

             (c) The party performing such Work shall (i) provide and pay for all labor, materials, goods, supplies, equipment, appliances, tools, construction equipment and machinery and other facilities and services necessary for the proper execution and completion of the Work; (ii) promptly pay when due all costs and expenses incurred in connection with the Work; (iii) pay all sales, consumer, use and similar taxes required by law in connection with the Work; (iv) secure and pay for all permits, fees and licenses necessary for the performance of the Work; and (v) at all times maintain the Premises and the Project free and clear from any and all liens, claims, security interests and encumbrances arising from or in connection with the Work, including, without limitation, liens for materials delivered, supplied or furnished, or for services or labor performed or rendered. All materials, supplies, goods, appliances and equipment incorporated in the Work shall be free from any liens, security interests or title retention arrangements, other than the lien or security interest (if any) of the holder of any Mortgage placed upon the Premises by Landlord. However, nothing contained in this Section is intended to restrict or affect any right the party performing such Work may otherwise have under this Lease for reimbursement of any costs or expenses incurred in connection with such Work.

             (d) The party performing such Work shall (i) be responsible for the acts and omissions of all of its employees and all other persons performing any of the Work; (ii) be responsible for initiating, maintaining and supervising all necessary safety precautions and programs in connection with the Work; (iii) take all reasonable precautions for the safety of, and provide all reasonable protection to prevent damage, injury or loss to, the Work, all persons performing the Work, all other persons who may be involved in or affected by the Work, all materials and equipment to be incorporated in the Work and all other property in the Building or on the land or adjacent thereto; (iv) purchase and maintain in full force and effect, and cause its contractors and subcontractors to purchase and maintain in full force and effect, such insurance (if any) in addition to that otherwise required of such party under this Lease as may be necessary to protect such party from claims under worker's compensation acts and other employee benefit acts, from claims for damages because of bodily injury, including death, and from claims for damage to property which arise out of performance of the Work. Such additional insurance policies, if any, shall meet the requirements set forth elsewhere herein with respect to the insurance policies otherwise required to be obtained and maintained by such party under this Lease. The party performing such Work shall pay and shall indemnify and save the other party and its officers, employees and agents harmless from all liabilities, damages, losses, costs, expenses, causes of action, suits, claims, demands and judgments of any nature arising out of, by reason of or in connection with the Work.

     14. COMPLIANCE WITH LAWS, RULES AND REGULATIONS. Tenant, at Tenant's expense, shall comply with all laws, ordinances, orders, rules and regulations of state, federal, county, municipal or other agencies or bodies having jurisdiction relating to the interior of the Premises and any Alterations or Tenant improvements made thereto or therein. Tenant will comply with the Rules and Regulations reasonably adopted by Landlord which are set forth on EXHIBIT D attached hereto and hereby made a part hereof. Landlord shall have the right at all times to change the Rules and Regulations in any reasonable manner as Landlord may deem necessary or advisable. All changes and amendments in the Rules and Regulations will be sent by Landlord to Tenant in writing and shall thereafter be carried out and observed by Tenant. Landlord shall not enforce the Rules and Regulations in a discriminatory manner against Tenant. Landlord, at Landlord's expense, shall comply with all laws, ordinances, orders, rules and regulations of state, federal, county, municipal or other agencies or bodies having jurisdiction relating to the Project exclusive of the interior of the Premises.

     15. CONDEMNATION. (a) SUBSTANTIAL TAKING. If, during the Term, all or a substantial part of the Premises is permanently taken for any public or quasi-public use under any governmental law, ordinance or regulation, or by right of eminent domain or by purchase or exchange in lieu thereof, and the taking would prevent or materially interfere with the use of the Premises for the purpose for which they are then being used, the Term shall terminate and the Rent shall be abated during the otherwise unexpired portion of the Term effective on the date physical possession of the condemned property is taken by the condemning authority. The determination of whether such taking would prevent or materially interfere with the use of the Premises may be made by either Tenant or Landlord, however such party shall act reasonably in making such determination. Tenant shall be entitled to make a separate claim in any condemnation proceeding, action or ruling relating to the Building for Tenant's moving expenses, loss of goodwill and the unamortized value of leasehold improvements in the Premises actually paid for by Tenant, together with all costs and expenses of Tenant in seeking said award, and as otherwise allowed by applicable law.

             (b) LESS THAN SUBSTANTIAL TAKING. In the event a portion of the Premises shall be taken for any public or quasi- public use under any governmental law, ordinance or regulation, or by right of eminent domain or by purchase or exchange in lieu thereof, and the Term is not terminated as provided in subsection (a) above, Landlord may, at Landlord's option and at Landlord's expense, restore and reconstruct the Building and other improvements of which the Premises are a part to the extent necessary to make them reasonably tenantable for Tenant's permitted use, and the Rent for the remainder of the Term shall be abated from the date of such taking to such extent as may be fair and reasonable considering all the circumstances. Tenant shall be entitled to make a separate claim in any condemnation proceeding, action or ruling relating to the Building for Tenant's moving expenses, loss of goodwill and the unamortized value of leasehold improvements in the Premises actually paid for by Tenant, together with all costs and expenses of Tenant in seeking said award, and as otherwise allowed by applicable law.

     16. FIRE AND CASUALTY. (a) SUBSTANTIAL DAMAGE. If the Premises should be totally destroyed by fire or other casualty, or if the Premises should be so damaged such that the rebuilding cannot reasonably be completed within one hundred eighty (180) days after the date of casualty, either Landlord or Tenant may terminate this Lease and the Rent shall be abated for the otherwise unexpired portion of the Term, effective as of the date of such casualty. The determination of whether such rebuilding can reasonably be completed within such period shall be made by Landlord, however, Landlord shall act reasonably in making such determination.

             (b) LESS THAN SUBSTANTIAL DAMAGE. If the Premises should be partially damaged by fire or other casualty, and the rebuilding or repairs can reasonably be completed within one hundred eighty (180) days after casualty, or if Landlord or Tenant does not elect to terminate the Lease as set forth in
Section 16(a) above, Landlord may at its option, either terminate this Lease or proceed with reasonable diligence to rebuild or repair the Building and Tenant shall proceed with reasonable diligence to rebuild or repair the Tenant's improvements within the Premises to substantially the same condition as existed prior to the damage. If the Premises are to be so rebuilt or repaired and are untenantable in whole or in part following the damage, and the damage was not caused or contributed to by the willful misconduct of Tenant, its agents, employees, invitees, visitors, contractors, or those for whom Tenant is legally responsible, the Rent payable hereunder during the period for which the Premises are untenantable shall be adjusted to such an extent as may be fair and reasonable under the circumstances.

     17. INSURANCE. (a) LANDLORD'S INSURANCE. Landlord agrees to maintain during the Term the following insurance (the cost of which is to be included as an Operating Expense): (i) "all risk" coverage insurance on the Building and the other improvements on the Property, exclusive of any improvements constructed within the Premises by or on behalf of Tenant, in an amount equal to the full replacement cost thereof; and (ii) a policy or policies of worker's compensation and comprehensive general liability insurance, including personal injury and property damage in the amount of One Million and No/100 Dollars ($1,000,000.00) for property damage and One Million and No/100 Dollars ($1,000,000.00) per occurrence for personal injuries or deaths of persons occurring in or about the Property. Tenant shall not permit the Premises to be used in any way which would, in the opinion of Landlord, be extra hazardous on account of fire or other hazard or casualty or which would otherwise and in other ways increase the premiums for or render void any insurance relating to the Building or the contents thereof or any liability of Landlord. If Tenant's specific use and occupancy of the Premises causes any increase in any insurance premiums paid by Landlord with respect to the Building, or if Tenant abandons the Premises and thereby causes an increase in such premiums, then

Tenant shall pay the Landlord upon demand as Additional Rent the amount of such increase. Landlord shall not be obligated in any way or manner to insure any personal property (including but not limited to any furniture, machinery, equipment, goods or supplies) of Tenant or which Tenant may have upon or within the Premises or any fixtures installed by or paid for by Tenant upon or within the Premises or any additional improvements which Tenant may construct on the Premises.

             (b) TENANT'S INSURANCE. Tenant shall, at its sole expense, at all times during the Term of this Lease maintain in effect a policy or policies of insurance (i) covering its personal property located in the Premises and tenant improvements to the Premises, providing protection against any peril included under insurance practices within the classification "all risk" and to the full insurable value of such personal property and tenant improvements and (ii) comprehensive public liability insurance with respect to the Premises and the conduct or operation of Tenant's business therein, with limits of not less than One Million and No/100 Dollars ($1,000,000.00) for death or bodily injury to any one or more persons in a single occurrence and One Million and No/100 Dollars ($1,000,000.00) for property damage. Tenant hereby waives any and all rights of recovery against Landlord for any insured loss or liability occurring to Tenant's personal property and tenant improvements and the aforesaid policy or policies shall contain appropriate provisions recognizing this release by Tenant and waiving all rights of subrogation by the insurance carrier. Tenant hereby indemnifies and holds Landlord harmless from all claims, demands, actions, damages, loss, liabilities, judgments, costs and expenses, including, without limitation, attorneys' fees and costs which are suffered by, recovered from or asserted against Landlord and arise proximately from or in connection with the use or occupancy of the Premises and/or any accident, injury or damage occurring in the Premises to the extent not caused by the gross negligence or willful misconduct of Landlord. Tenant shall maintain a policy or policies of insurance with the premiums paid in advance issued by and binding upon a solvent insurance company, authorized to transact business in Florida, insuring all personal property of Tenant upon or within the Premises in an amount equal to the full replacement cost of such property. Tenant shall deliver certificates of such insurance to Landlord on or before the Commencement Date, and thereafter from time to time upon request.

     18. WAIVER OF SUBROGATION. Landlord and Tenant, to the fullest extent permitted by law, each hereby waive all claims, causes of action and rights of recovery against the other for and hereby release the other from liability for, loss or damage to the extent such loss or damage is insured by valid and collectible insurance in effect at the time of such loss or damage.

     19. LIABILITY AND INDEMNIFICATION. Landlord shall not be liable to Tenant's employees, agents, invitees, licensees, contractors or visitors, or to any other person, for any injury to person or damage to property on or about the Premises caused by the negligence or misconduct of Tenant, its agents, servants, or employees or of any other person entering upon the Premises under express or implied invitation by Tenant. Except for Landlord's negligence or willful misconduct, Tenant agrees to indemnify and hold harmless Landlord of and from any loss, attorneys' fees, expenses or claims arising out of (i) any such damage or injury, (ii) any and all defaults by Tenant hereunder, or otherwise by reason of or resulting from the use or occupancy of the Premises.

     20. QUIET ENJOYMENT. Landlord warrants that it has full right to execute and to perform this Lease and that Tenant, upon payment in full of the required Rent and full performance of the terms, conditions, covenants and agreements contained in this Lease, shall peaceably and quietly have, hold and enjoy the Premises during the Term, subject only to the matters set forth in Sections 21 and 30 below. Landlord shall not be responsible for the acts or omissions of any other Tenant, lessee or third party that may interfere with Tenant's use and enjoyment of the Premises. Landlord represents and warrants to Tenant that Landlord is vested with fee simple title to the Premises, that no joinder or consent of any person or entity (other than Landlord's mortgagee) is required in connection with Landlord's execution hereof and performance of Landlord's obligations hereunder and that, to Landlord's actual knowledge (without inquiry), there are no matters of record affecting title to the Premises other than as set forth on EXHIBIT F attached hereto and incorporated herein by this reference.

     21. LANDLORD'S RIGHT OF ENTRY. With reasonable notice (except in the case of an emergency), Landlord or its authorized agent shall at any and all reasonable times have the right to enter the Premises to inspect the same, to supply janitorial service or any other service to be provided by Landlord, to show the Premises to perspective purchasers or tenants (only during the last twelve months of the Term with respect to prospective tenants), and to repair the Premises or any other portion of the Building. Tenant shall make available a representative of Tenant during all periods (except in an emergency) during which Landlord shall access the Premises. Except for Landlord's negligence or willful misconduct, Tenant hereby waives any claim for damages for injury or inconvenience to or interference with Tenant's business, any loss of occupancy or use of the Premises, and any other loss occasioned thereby. Landlord agrees to use good faith efforts to minimize disruption to Tenant's business during any periods when Landlord requires access to the Premises. Landlord shall at all times have and retain a key with which to unlock all of the doors in, upon and about the Premises except with respect to certain secured areas specified by Tenant to Landlord provided that such secured areas are not in excess of 2,500 rentable square feet. Tenant shall not change Landlord's lock system or in any other manner prohibit Landlord from entering the Premises. Landlord shall have the right to use any and all means which Landlord may deem proper to open any door in an emergency without liability therefore.

     22. ASSIGNMENT OR SUBLET. (a) Tenant shall not assign, in whole or in part, this Lease, or sublet the Premises in whole or in part, without the prior written consent of Landlord which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, Tenant shall have the right, without any required consent of Landlord, to sublet the whole or any part of the Premises to any "Acceptable Tenant" (as hereinafter defined) or to Tenant's parent corporation or a wholly owned subsidiary of Tenant provided that such entity has the same or greater net worth, market value (number of outstanding shares of stock multiplied by the daily stock price) and liquidity as Tenant had as of the Commencement Date of this Lease. Landlord acknowledges that Tenant may desire to sublet the Premises or a portion thereof as a result of Tenant's anticipated growth and the inability of Landlord to accommodate such growth. For purposes hereof, an "Acceptable Tenant" shall mean a tenant whose use, reputation and financial strength are consistent with those of other tenants in the Project, e.g. BellSouth Mobility, Inc., Associated Industries of Florida Property and Casualty Trust and Sensormatic Electronics Corporation.

             (b) Any transfer pursuant to the provisions of this Section shall be subject to the following conditions: (i) Tenant shall remain fully liable hereunder; (ii) any such assignment, sublease or transfer shall be subject to all the terms, covenants and conditions of this Lease; and (iii) such assignee or transferee shall expressly assume the obligations of Tenant under the Lease by a document reasonably satisfactory to Landlord. Consent by Landlord to any assignment, transfer or subletting to any party, shall not be construed as a waiver or a release of Tenant from the terms of any covenant or obligation under this Lease, nor shall its consent to one assignment, transfer or subletting to another person, partnership, firm or corporation be deemed to be a consent to any subsequent assignment, transfer or subletting to another person, partnership, firm or corporation.

     23. EVENTS OF DEFAULT. Each of the following shall be deemed to be an Event of Default by Tenant under this Lease: (a) Tenant shall fail to pay any installment of Base Rent, Additional Rent or any other amount required pursuant to this Lease within five (5) days after written notice by Landlord to Tenant that such sum is due and unpaid; provided, however, that notwithstanding the foregoing, Landlord shall have no obligation to notify Tenant of the failure to pay any sum due from Tenant under this Lease on more than two (2) occasions during any twelve (12) month period; (b) Tenant shall fail to comply with any term, provision or covenant of this Lease, other than payment of Base Rent, Additional Rent, or any other required amount, and the failure is not cured within thirty (30) days after written notice to Tenant (or if such failure to comply on the part of Tenant would reasonably require more than thirty (30) days to rectify, unless Tenant commences rectification within the thirty (30) day notice period and thereafter promptly, effectively and continuously proceeds with the rectification of the failure to comply on the part of Tenant and, in all events, cures such failure to comply on the part of Tenant no later than sixty (60) after such notice); (c) Tenant shall file a petition for relief or be adjudged bankrupt or insolvent under the Federal Bankruptcy Act, as amended, U.S.C.A. Title 11 (entitled "Bankruptcy") Section 101 ET SEQ. as amended, or any similar law or statute of the United States or any state; or a receiver or trustee shall be appointed for all or substantially all of the assets of Tenant; or Tenant shall make a transfer in fraud of creditors or shall make an assignment for the benefit of creditors; or (d) Tenant shall do or permit to be done any act which results in a lien being filed against the Premises or the Building and fails to remove such lien by payment, bond or otherwise within twenty (20) business days from receipt of Landlord's notice to remove.

     24. REMEDIES FOR TENANT'S DEFAULT. Upon the occurrence of any Event of Default, Landlord, besides any other rights or remedies it may have by law or otherwise, shall have the immediate right of re-entry and may remove all persons and property from the Premises. Such property may be removed and stored at the cost of and for the account of Tenant. Should Landlord elect to re-enter as herein provided, or should Landlord take possession pursuant to legal proceedings or pursuant to any notice provided for by law, Landlord may either terminate this Lease or may, from time to time, without terminating this Lease, relet the Premises or any part thereof for such term or terms (which may be for a term extending beyond the Term) and at such rental or rentals and upon such other terms and conditions as Landlord in the exercise of Landlord's sole discretion may deem advisable with the right to make alterations and repairs to the Premises. Upon each such reletting (a) Tenant shall be immediately liable to pay to Landlord, in addition to any indebtedness other than Base Rent and Additional Rent due hereunder, the cost and expense of such reletting (including reasonable attorneys' fees) and of such alterations and repairs incurred by Landlord, and the amount if any, by which the Rent reserved in this Lease for the period of such reletting (up to but not beyond the Term) exceeds the amount agreed to be paid as Rent for the Premises for such period of such reletting; or
(b) at the option of Landlord, rents received by Landlord from such reletting shall be applied first, to the payment of any indebtedness, other than Rent due hereunder from Tenant to Landlord; second, to the payment of any costs and expenses of such reletting (including reasonable attorneys' fees) and of such alterations and repairs; third, to the payment of Rent due and unpaid hereunder; and the residue, if any, shall be held by Landlord and applied in payment of future Rent as the same may become due and payable hereunder.

Should Landlord at any time terminate this Lease for any breach, in addition to any other remedy Landlord may have, Tenant shall be liable for (a) all Rent, Additional Rent or damages due or sustained prior to such termination and all reasonable costs, attorneys' fees and expenses incurred by Landlord in pursuit of its remedies hereunder or in renting the Premises to others from time to time (all such Rent, Additional Rent, damages, costs, attorneys' fees and expenses being herein referred to as "Termination Damages"); and for (b) additional damages (the "Liquidated Damages") which, at the election of Landlord, shall be either:

             (i) an amount equal to the Rent which but for termination of this Lease, would have become due during the remainder of the Term, less the amount of Rent, if any, which Landlord shall receive during such period from others to whom the Premises may be rented (other than any Additional Rent received by Landlord as a result of any failure of such other person to perform any of its obligations to Landlord); or

             (ii) an amount equal to the present worth (as of the date of such termination) of Base Rent and Additional Rent which, but for termination of the Lease, would have become due during the remainder of the Term, less the fair rent value of the Premises, as determined by an independent real estate appraiser named by Landlord, in which case such Liquidated

     Damages shall be payable to Landlord in one lump sum on demand and shall bear interest at fifteen percent (15%) until paid. For purposes of this clause, "present worth" shall be computed by discounting such amount to present worth at a discount rate equal to one percentage point above the discount rate then in effect at the Federal Reserve Bank nearest the Premises.

Termination Damages shall be due and payable immediately upon demand by Landlord following any termination of this Lease. If this Lease is terminated pursuant to this Section, Landlord may relet the Premises or any part thereof, alone or together with other Premises, for such term or terms (which may be greater or less than the period which otherwise would have constituted the balance of the
Term) and on such terms and conditions (which may include concessions or free rent and alterations of the Premises) as Landlord, in its sole discretion, may determine. Landlord shall not be liable for, nor shall Tenant's obligations hereunder be diminished by reason of, any failure by Landlord to relet the Premises or any failure by Landlord to collect any Rent due upon such reletting.

     25. WAIVER OF DEFAULT OR REMEDY. Tenant understands and acknowledges that no assent, express or implied, by Landlord to any breach of any one or more of the terms, covenants or conditions hereof shall be deemed or taken to be a waiver of any succeeding or other breach, whether of the same or any other term, covenant or condition hereof.

     26.     EXPANSION.

             (a) EXPANSION OPTION. Provided Tenant shall not then be in default hereunder and that Tenant has not taken any more than 15,000 rentable square feet on the second floor of Pod E in Building 235 under this Lease AND subject to the rights of Associated Industries of Florida Property and Casualty Trust with respect to such space, Tenant shall have one (1) option to lease approximately 7,000 rentable square feet on the second floor of Pod E in Building 235 (the "Expansion Space"). Tenant must exercise such option, if at all, on or before the eighteen (18) month anniversary of the Rental Commencement Date. Upon receipt of such exercise, the Expansion Space shall be and become part of the Premises, whereupon the terms and conditions of this Lease shall govern such Expansion Space except that (i) the Base Rent shall be at the rate in effect for the Premises and without any contribution by Landlord for tenant improvements and (ii) the term shall be coterminous with the initial Term of this Lease, provided, however, that in the event Tenant exercises its renewal option as provided herein, Tenant recognizes and agrees that the term with respect to the Expansion Space shall terminate on July 31, 2002.

             (b) SECOND RIGHT TO LEASE. (i) Provided Tenant shall not then be in default hereunder, if Landlord shall receive a bona fide offer (but which need not be in the form of a lease or letter of intent to be signed) (the "Offer") to lease the remaining space located on the second floor of Pod E in Building 235 (the "SROR Space"), and (i) if Landlord shall be willing to accept such Offer and (ii) Associated Industries of Florida Property and Casualty Trust has declined to exercise its first right of refusal with respect to such SROR Space, then Landlord shall submit written notice thereof to Tenant. Upon receipt of the aforesaid notice from Landlord, Tenant shall have the right (the "Second Right of Refusal"), exercisable at any time within fifteen (15) business days from the date of such notice, to lease said portion of the said floor that is the subject of the Offer, which lease will be deemed to be pursuant to this Lease, and such space shall be taken (i) at Base Rent specified in the Offer and without any contribution by Landlord for tenant improvements and, (ii) with a term coterminous with the initial Term of this Lease, provided, however, that in the event Tenant exercises its renewal option as provided herein, Tenant recognizes and agrees that the term with respect to the SROR Space shall terminate on July 31, 2002.

             (c) If Tenant elects to exercise the Second Right of Refusal, it shall, prior to the end of said fifteen (15) business day period, deliver written notice of such exercise to Landlord, and the leasing of said portion of said floor shall commence thirty (30) days following Tenant's election and shall be evidenced by a lease amendment to this Lease to reflect such leasing. If Tenant shall not exercise such Second Right of Refusal within said fifteen (15) day period or shall fail to deliver written notice of such exercise as provided above, Landlord shall be free to lease said portion of the Building, or any part thereof, to the Offeror or any other person or entity on substantially the same terms and conditions as were set forth in the Offer for a period of six (6) months following the delivery of the Offer to Tenant, and in no event shall Tenant have any further right of refusal under this Lease with respect to said portion of said floor, or any portion thereof during such six (6) month period. In the event Landlord fails to consummate a lease for such premises during such six (6) month period, Tenant's Second Right of Refusal for such premises shall again be in force. Tenant shall not have the right to assign its expansion option or second right of refusal to any sublessee of the Premises or assignee of this Lease, nor may any such sublessee or assignee exercise such expansion option or second right of refusal.

             (d) In the event Tenant exercises its Second Right of Refusal pursuant to the terms hereof, Tenant shall take the SROR Space on an "as is" basis and Landlord shall have no obligation with respect to improving the SROR Space.

     27. FORCE MAJEURE. Landlord and Tenant (except with respect to the payment of Base Rent, Additional Rent or any other monetary obligation under this Lease) shall be excused for the period of any delay and shall not be deemed in default with respect to the performance of any of the terms, covenants and conditions of this Lease when prevented from so doing by a cause or causes beyond the Landlord's or Tenant's (as the case may be) control, which shall include, without limitation, all labor disputes, governmental regulations or controls, fire or other casualty, inability to obtain any material or services, acts of God, or any other cause not within the reasonable control of Landlord or Tenant (as the case may be).

     28. ATTORNEY'S FEES. In the event of any lawsuit or court action between Landlord and Tenant arising out of or under this Lease or the terms and conditions stated herein, the prevailing party in such lawsuit or court action shall be entitled to and shall collect from the non-prevailing party the reasonable attorney's fees and court costs actually incurred by the prevailing party with respect to said lawsuit or court action. The prevailing party shall be deemed to be that party who obtains substantially the same relief sought whether by compromise, settlement or judgment.

     29. HOLDING OVER. Tenant will, at the termination of this Lease by lapse of time or otherwise, yield up immediate possession of the Premises to Landlord. If Tenant retains possession of the Premises or any part thereof after any termination pursuant to the terms of this Lease, then such holding over shall create a tenancy at sufferance upon the terms and conditions set forth in this Lease; provided however that the Base Rent shall, in addition to all other sums which are to be paid by Tenant hereunder, whether or not as Additional Rent, be equal to one hundred fifty percent (150%) of the Base Rent being paid to Landlord under this Lease immediately prior to such termination (prorated for each day Tenant remains in possession); provided, further, however, that in the event Landlord has provided Tenant notice of termination and Tenant retains possession the Base Rent shall be two hundred percent (200%) of the Base Rent being paid to Landlord under this Lease immediately prior to such termination (prorated for each day Tenant remains in possession); and there shall be no renewal of this Lease by operation of law. The provisions of this Section 29 shall not constitute a waiver of any right of re-entry as herein set forth or as provided by law; nor shall receipt of any rent or other act in apparent affirmance of the tenancy operate as a waiver of the right to terminate this Lease for a breach of any of the terms, covenants or obligations herein on Tenant's part to be performed.

     30. RIGHTS OF MORTGAGEES AND OTHERS. Tenant accepts this Lease subject and subordinate to the lien or security title of any recorded mortgage, deed of trust or deed to secure debt presently existing or hereafter created upon the Premises and to all existing recorded restrictions, covenants, easements and agreements with respect to the Building or any part thereof, and all amendments, modifications and restatements thereof and all replacements and substitutions therefor which do not materially affect Tenant's use or occupation of the Premises. Any provisions of this Lease requiring the approval or consent of Landlord shall not be deemed to have been unreasonably withheld if any mortgagee (which shall include the holder of any mortgage, deed of trust or deed to secure debt) of the Premises or Building or any portion thereof shall refuse or withhold its approval or consent thereto. Any requirement of Landlord pursuant to this Lease which is imposed pursuant to the direction of any such mortgagee shall be deemed to have been reasonably imposed by Landlord if made in good faith. Landlord agrees to use good faith efforts to obtain a subordination, nondisturbance and attornment agreement substantially in the form attached hereto as EXHIBIT E and incorporated herein ("SNDA") from any future mortgagee of Landlord. Notwithstanding anything contained herein to the contrary, this Lease shall not be effective until Landlord's current mortgagee shall deliver to Tenant an SNDA substantially in the form attached as Exhibit E in recordable form.

     31. ESTOPPEL CERTIFICATES. Within ten (10) business days following any written request which a party may make from time to time (but not more often than four (4) times in any calendar year), the other party shall execute, acknowledge and deliver to the requesting party a certificate stating that this Lease is unmodified and in full effect (or, if there have been modifications, that this Lease is in full effect as modified, and setting forth such modifications); the amounts and dates to which Base Rent, Additional Rent and other sums payable hereunder have been paid; such other reasonable information pertaining to the Lease as may be requested by Landlord or Tenant, as the case may be; and either that to the knowledge of the signer of such certificate no default exists hereunder or specifying each such default of which the signer has knowledge. Landlord and Tenant intend that any statement delivered pursuant to this Section 31 may be relied upon by the requesting party and any individual or entity named by the requesting party in the request therefor.

     32. SUCCESSORS AND ASSIGNS. This Lease shall be binding upon and inure to the benefit of Landlord and Tenant and their respective heirs, representatives and assigns, subject, however, to the provisions of Section 22 above. It is hereby covenanted and agreed that should Landlord's interest in the Premises cease to exist for any reason during the Term, then notwithstanding the happening of such event this Lease nevertheless shall remain unimpaired and in full force and effect and Tenant hereby agrees to be bound and obligated hereunder to the then owner of the Premises as landlord provided the new owner accepts the obligations of landlord hereunder.

     33. NOTICE. (a) Except for legal process, which may also be served as by law provided or as provided below, all notices required or desired so be given with respect to this Lease shall be in writing and shall be deemed to be given to and received by the party intended to receive such notice when delivered by overnight courier, hand delivered or three (3) days after such notice shall have been deposited, postage prepaid, in the United States mail, certified, return receipt requested, properly addressed to the addresses specified below. In the event of a change of address by either party, such party shall give written notice thereof in accordance with the foregoing.

Landlord's Address for Notices:         Tenant's Address for Notices:

Flagship Group, Inc.                    The Panda Project, Inc.
2300 Windy Ridge Parkway                901 N.W. 51st Street
Suite 50                                Boca Raton, Florida  33431
Atlanta, Georgia 30339                  Attention:  Drew Taylor, Vice President
Attention:  T. Gordy Germany III                    & Chief Financial Officer

                                        with a copy to:

                                        Robert R. Adams, Esq.
                                        Steel, Hector & Davis
                                        200 South Biscayne Boulevard
                                        Suite 4000
                                        Miami, Florida 33131

     34. BROKERAGE CLAIMS. Tenant and Landlord hereby warrant and represent to the other that Tenant or Landlord, as the case may be, has not dealt with any broker, agent or finder in connection with this Agreement other than CB Commercial. Tenant and Landlord covenant and agree to hold the other harmless from and against any and all loss, liability, damage, claim, judgment, cost or expense (including but not limited to attorneys' fees and expenses and court costs) that may be incurred or suffered by the other party because of any claim for any fee, commission or similar compensation with respect to this Agreement, made by any broker, agent or finder claiming to have dealt with such party, whether or not such claim is meritorious.

     35. PARKING. (a) During the Term, Landlord will provide Tenant non-reserved parking spaces in the existing parking lot for the Building at the ratio of 3.3 spaces per 1,000 rentable square feet contained in the Premises. Tenant shall be responsible to regulate Tenant's use of such parking spaces to assure that Tenant and its employees shall not at any time use more than the applicable number of parking spaces allocated to Tenant under this Section. Landlord shall have no responsibility with respect to monitoring such parking areas with respect to Tenant's or others' use thereof.

             (b) Tenant acknowledges that Landlord may reserve a reasonable number of parking spaces for visitor parking. Such parking spaces shall be designated for visitor parking.

     36. SIGNS. (a) Tenant shall not install, paint, display, inscribe, place or affix any sign, picture, advertisement, notice, lettering, or direction (hereinafter collectively called "Signs") on the exterior of the Premises, the common areas of the Building, the interior surface of glass or any other location which could be visible from outside of the Premises without first securing written consent from Landlord therefore. Any Sign permitted by Landlord shall at all times conform with all municipal ordinances or other laws, regulations, deed restrictions and protective covenants applicable thereto. Tenant shall remove all Signs at the expiration or other termination of this Lease, at Tenant's sole risk and expense, and shall in a good and workmanlike manner properly repair any damage caused by the installation, existence, or removal of Tenant's Signs.

             (b) Notwithstanding the foregoing, subject to local code and restrictions, Landlord agrees to install a monument sign along Yamato Road in front of the Building upon which Tenant may install its name and logo, at Landlord's cost and expense (not to exceed $1,000.00). The monument sign shall be architecturally consistent with the buildings in the Project and shall be in compliance with all applicable signage codes and ordinances. In addition, Tenant's name shall be located on the Building directory located in the Building lobby area.

     37. ENTIRE AGREEMENT, AMENDMENT AND LIMITATION OF WARRANTIES. IT IS EXPRESSLY AGREED BY TENANT, AS A MATERIAL CONSIDERATION FOR THE EXECUTION OF THIS LEASE, THAT THIS LEASE, WITH THE SPECIFIC REFERENCES TO WRITTEN EXTRINSIC DOCUMENTS, IS THE ENTIRE AGREEMENT OF THE PARTIES; THAT THERE ARE, AND WERE NO VERBAL REPRESENTATIONS, WARRANTIES, UNDERSTANDINGS, STIPULATIONS, AGREEMENTS OR PROMISES PERTAINING TO THIS LEASE OR THE EXPRESSLY MENTIONED EXTRINSIC DOCUMENTS NOT INCORPORATED IN WRITING IN THIS LEASE. LANDLORD AND TENANT EXPRESSLY AGREE THAT THERE ARE AND SHALL BE NO IMPLIED WARRANTIES OF MERCHANTABILITY, HABITABILITY, FITNESS FOR A PARTICULAR PURPOSE OR USE OR OF ANY OTHER KIND ARISING OUT OF THIS LEASE AND THERE ARE NO WARRANTIES (OTHER THAN AS EXPRESSLY PROVIDED HEREIN) AND/OR WHICH EXTEND BEYOND THOSE EXPRESSLY SET FORTH IN THIS LEASE. IT IS LIKEWISE AGREED THAT THIS LEASE MAY NOT BE ALTERED, WAIVED, AMENDED OR EXTENDED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY BOTH LANDLORD AND TENANT.

     38. LIMITATION OF LIABILITY. Landlord's obligations and liability with respect to this Lease shall be limited solely to Landlord's interest in the Building, as such interest is constituted from time to time, and neither Landlord nor any officer, director, shareholder or partner of Landlord, or of any partner of Landlord, shall have any personal liability whatsoever with respect to this Lease.

     39. SUBMISSION OF AGREEMENT. Submission of this Lease to Tenant for signature does not constitute a reservation of space or an option to acquire a right of entry. This Lease is not binding or effective until execution by and delivery to both Landlord and Tenant.

     40. CORPORATE AUTHORITY. (a) If Tenant executes this Lease as a corporation, each of the persons executing this Lease on behalf of Tenant does hereby represent and warrant that Tenant is a duly organized and validly existing corporation, that Tenant is qualified to do business in the State in which the Building is located, that Tenant has full right, power and authority to enter into this Lease, and that each person signing on behalf of Tenant is authorized to do so and Tenant shall provide Landlord evidence reasonably acceptable to Landlord of such authority. Upon Landlord's request, Tenant shall provide Landlord with evidence reasonably satisfactory to Tenant confirming the foregoing representations and warranties.

             (b) If Landlord executes this Lease as a corporation, each of the persons executing this Lease on behalf of Landlord does hereby represent and warrant that Landlord is a duly organized and validly existing corporation, that Landlord is qualified to do business in the State in which the Building is located, that Landlord has full right, power and authority to enter into this Lease, and that each person signing on behalf of Landlord is authorized to do so and Landlord shall provide Tenant evidence reasonably acceptable to Tenant of such authority. Upon Tenant's request, Landlord shall provide Tenant with evidence reasonably satisfactory to Tenant confirming the foregoing representations and warranties.

     41. MISCELLANEOUS. The captions appearing in this Lease are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or intent of any provision hereof. If any provision of this Lease shall ever be held to be invalid or unenforceable in any circumstance or as to any person, such invalidity or unenforceability shall not affect such provision in any other circumstance or as to any other person or any other provision of this Lease. This Lease, or any portion hereof, shall not be recorded unless both parties hereto agreed to the recording.

     42. REASONABLENESS. Except as otherwise expressly set forth in this Lease, whenever under the terms of this Lease either party is required to act "reasonably", "be reasonable", exercise "reasonable discretion" in connection with granting any consents or approvals, in exercising any discretion or otherwise, what is "reasonable" shall take into account and be made with reference to (i) what comparable landlords operating comparable buildings and comparable tenants of comparable buildings would do under similar circumstances, pursuant to commercially reasonable business standards and (ii) considerations of fairness and commercial fair dealing; and the parties may not, in any event, act arbitrarily or capriciously.

     43. GOVERNING LAW. This Lease shall be governed and construed in accordance with the laws of the State in which the Building is located.

     44. COUNTERPARTS. This Lease may be executed in multiple counterparts, each of which shall be deemed an original and all of which shall constitute one agreement, and the signatures of any party to any counterpart shall be deemed to be a signature to, and may be appended to, any other counterpart.

     45. RADON DISCLOSURE. Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from the County Public Health Unit.

     46. RENEWAL OPTION. As long as Tenant is not in default in the performance of its covenants under this Lease, Tenant is hereby granted the option to renew the Term of this Lease for a period of five (5) additional years (the "Renewal Term") to commence at the expiration of the initial Term of this Lease. Tenant shall exercise its option to renew by delivering written notice of such election to Landlord at least one hundred eighty (180) days prior to the expiration of the initial Term of this Lease. The renewal of this Lease shall be upon the same terms and conditions of this Lease, except that (a) the Base Rent during the Renewal Term shall be ninety percent (90%) of the Market Rate (as hereinafter defined) at the time the Renewal Term commences, but in no event less than the Base Rent that Tenant is then paying under the terms of this Lease, (b) Tenant shall have no option to renew this Lease beyond the expiration of the Renewal Term, (c) Tenant shall not have the right to assign its renewal rights to any sublessee of the Premises or assignee of the Lease, nor may any such sublessee or assignee exercise such renewal rights and (d) the Premises shall be provided in their then-existing condition (on an "as-is" basis) at the time the Renewal Term commences. Whenever used herein, the term "Market Rate" shall mean Landlord's reasonable determination of the annual net rate per square foot of net rentable area then being charged in comparable buildings located in the Boca Raton, Florida metropolitan area, for space comparable to the space for which the Market Rate is being determined.

     47. RIGHT OF FIRST REFUSAL TO PURCHASE. Landlord hereby grants to Tenant the first right of refusal (the "Right of First Refusal") to purchase the Project, on the following terms and conditions:

             (a) In the event that Landlord, receives a letter of intent to purchase the Project on terms and conditions which Landlord is willing to accept (herein called the "Offer"), Landlord shall promptly furnish to Tenant a true copy of such Offer. Tenant shall have five (5) business days after receipt of the copy of such Offer in which to give Landlord written notice of Tenant's election to acquire the Project on substantially the terms contained in such Offer. In the event Tenant shall elect to exercise its Right of First Refusal to acquire the Project, Landlord and Tenant shall have ten (10) business days after the expiration of such five (5) business day period to enter into a binding contract on substantially the terms and conditions contained in the Offer and on such other terms and conditions as shall be negotiated in good faith between Landlord and Tenant during such ten (10) day period. In the event that such contract is finalized within such ten (10) day period, Tenant shall deposit with Landlord, ten percent (10%) of the purchase price for the Project specified in the Offer, as earnest money hereunder (the "Earnest Money"). The closing of the purchase and sale shall be held as specified in the contract and on such terms and conditions provided in the contract. Landlord and Tenant agree to use good faith reasonable efforts to negotiate and execute the contract within the ten
(10) day period provided for herein.

             (b) In the event Tenant shall not exercise its Right of First Refusal or the contract is not executed within the ten (10) day period provided for in Section 47(a) above, Landlord shall be free to consummate the proposed sale on substantially the same terms described in the Offer. If the transaction contemplated by the Offer is not consummated in accordance with such Offer within one hundred eighty (180) days of the date of the Offer, then the Right of First Refusal shall be restored and Tenant shall not have waived the Right of First Refusal with respect to any future sale of the Project and Landlord shall not thereafter sell the Project to any person or entity without again complying with the requirements of this Section.

             (c) If, after the exercise of Tenant's election, the sale and purchase of the Project contemplated by this Section is not consummated because of Tenant's default, failure or refusal to perform hereunder, then Landlord shall be entitled to retain the Earnest Money as liquidated damages. It is hereby agreed that Landlord's damages will be difficult to ascertain and that the Earnest Money constitutes a reasonable liquidation thereof and is intended not as a penalty, but as full liquidated damages. Landlord agrees that in the event of a default, it shall not initiate any proceedings to recover damages from Tenant in excess of the Earnest Money, and Tenant agrees that in the event of such default, it shall not initiate any proceedings challenging Landlord's right to keep the full amount of the Earnest Money as liquidated damages.

     48. CAFETERIA AGREEMENT. At Landlord's request, Tenant agrees to enter into a Cafeteria Agreement with respect to food service substantially on the terms and conditions set forth in EXHIBIT G attached hereto and incorporated herein by this reference.

     49. TENANT WORK/LANDLORD CONTRIBUTION. Landlord agrees to reimburse Tenant the sum of $30,000.00 toward the cost of an entrance to be constructed by Tenant for Pod E and approved by Landlord. Tenant shall submit plans and specifications for such entrance to Landlord for Landlord's review and approval prior to the commencement of any construction by Tenant. Landlord's reimbursement shall be made within thirty (30) days after the later to occur of (i) the date Tenant furnishes lien waivers and releases of liens for all such entrance work, (ii) the date Tenant's architect certifies to Landlord that such entrance work has been completed substantially in accordance with the plans and specifications for such work approved by Landlord and (iii) the Rental Commencement Date.

     50.     ENVIRONMENTAL.

             (a) TENANT'S AGREEMENT RELATING TO HAZARDOUS SUBSTANCES. Tenant agrees that Tenant and its partners and employees will not generate, store, use, treat or dispose of, nor will Tenant allow or permit the generation, storage, use, treatment or disposal by Tenant's agents or contractors of, any hazardous substances at the Project, except for such hazardous substances as are commonly used, stored or produced as a consequence of using the Premises for general office and professional business purposes, but only so long as the quantities thereof do not pose a threat to public health or to the environment or would necessitate a "response action", as that term is defined in CERCLA, and so long as Tenant and its partners, employees, agents and contractors strictly comply with all applicable legal requirements concerning the use, storage or production of such hazardous substances. Tenant shall and hereby does agree to pay, protect, defend, indemnify and hold Landlord harmless from and against any and all loss, damages, expenses, fees, claims, costs and liabilities (including, but not limited to, attorneys' fees and costs of litigation) arising out of or in any manner related to the generation, storage, use, treatment or disposal of hazardous substances at the Project by Tenant or its partners, agents, employees or contractors. The obligations of Tenant under this section shall survive any expiration or termination of this Lease.

             (b) LANDLORD'S AGREEMENT RELATING TO HAZARDOUS SUBSTANCES. Landlord covenants not to generate, store, use, treat or dispose of any hazardous substances in, on or at the Building or Project, except for hazardous substances as are commonly legally used, stored or produced in connection with projects similar to the Project in constructing, maintaining, operating and repairing the Project as contemplated herein, but only so long as the quantities thereof do not pose a threat to public health or to the environment or would necessitate a "response action", as that term is defined in CERCLA, and so long as Landlord strictly complies with all environmental laws concerning the use, storage or production of such hazardous substances. To Landlord's actual knowledge (without inquiry), the Premises is not in violation of existing environmental laws regulating hazardous substances. In the event that the Premises is determined by applicable governmental authorities to be in violation of such environmental laws and such violation, in Tenant's reasonable opinion, constitutes a health risk to Tenant's employees, then in such event, Landlord shall promptly commence remediation and continuously and diligently pursue such remediation until the Premises is in compliance with such environmental law. Notwithstanding the foregoing, in the event that Landlord reasonably determines that such remediation is not economically feasible, Landlord may terminate this lease upon sixty (60) days prior written notice to Tenant.

As used in this Section 50, the term "hazardous substances" means any and all hazardous or toxic substances, materials, wastes, contaminants and pollutants, including, but not limited to, those which are regulated pursuant to the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Sections 9602-9675, the Resource Conservation and Recovery Act, 42 U.S.C. Sections 6901-6992k ("RCRA"), Chapters 376 and 403 of the Florida Statutes, and Chapter 11 of the Palm Beach County Code, together with asbestos and petroleum products. As used in this Lease, the term "Landlord's actual knowledge" means the current, actual knowledge of T. Gordy Germany (without inquiry).

     IN WITNESS WHEREOF, the undersigned have executed and delivered this Lease under seal as of the day and year first above written.

WITNESSES:                               LANDLORD:

SIGNATURE: /s/ KARYN M. NARLOW           FAIRFAX BOCA 92, L.P.,
           -------------------           Georgia limited partnership
PRINT NAME: Karyn M. Narlow
                                         By:      Fairfax Properties, Inc.
                                         Its duly authorized general partner
SIGNATURE: /s/ JOHNNIE ROSS
           -------------------
PRINT NAME: Johnnie Ross                 By: /s/ [illegible]
                                            -----------------------------------
                                            Its: Pres.

                                       [CORPORATE SEAL]


                                         TENANT:
WITNESSES:
                                         THE PANDA PROJECT, INC.
SIGNATURE: /s/ KARYN M. NARLOW
           -------------------
PRINT NAME: Karyn M. Narlow            By: /s/ [illegible]
                                            -----------------------------------
SIGNATURE: /s/ JOHNNIE ROSS               Its: CMO, CSO
          --------------------
PRINT NAME: Johnnie Ross

                               [CORPORATE SEAL]

                                LIST OF EXHIBITS


EXHIBIT A                               OUTLINE OF PREMISES
EXHIBIT B                               DESCRIPTION OF LAND
EXHIBIT C                               JANITORIAL SPECIFICATIONS
EXHIBIT D                               RULES AND REGULATIONS
EXHIBIT E                               FORM OF SNDA
EXHIBIT F                               LIST OF TITLE EXCEPTIONS
EXHIBIT G                               FORM OF CAFETERIA AGREEMENT

                                    EXHIBIT A

                              [OUTLINE OF PREMISES]

                              BUILDING 235 "POD-D"
                                  SECOND FLOOR

                              BUILDING 235 "POD-E"
                                  FIRST FLOOR

                              BUILDING 235 "POD-E"
                                  SECOND FLOOR

                                    EXHIBIT B

                           [LEGAL DESCRIPTION OF LAND]

DESCRIPTION:  Parcel "B" of North Forty

A parcel of land lying and being in Sections 1 and 12, Township 47 South, Range 42 East and Sections 6 and 7, Township 47 South, Range 43 East, Palm Beach County, Florida, described as follows:

Commence at the Northeast corner of said Section 12; thence South 00/degree/29'15" West, along the East line of said Section 12, a distance of
80.01 feet to the North right-of-way line of N.W. 51st Street and the Point of Beginning of this description; thence North 88/degree/35'00" West, along a line
80.00 feet South of, and parallel with, as measured at right angles to the North line of said Section 12, a distance of 453.93 feet; thence North 00/degree/24'40" East, a distance of 149.73 feet; thence North 89/degree/35'20" West, a distance of 4.27 feet; thence North 00/degree/24'40" East, a distance of
69.93 feet; thence North 89/degree/35'20" West, a distance of 2.46 feet; thence North 00/degree/24'40" East, a distance of 578.59 feet; thence
South 89/degree/35'20" East, a distance of 14.51 feet; thence North 00/degree/24'40" West, a distance of 13.99 feet; thence South 88/degree/35'00" East, a distance of 504.73 feet to the East line said Section 1; thence continue South 88/degree/35'00" East, a distance of 57.50 feet; thence South 00/degree/29'15" West, parallel with the East line of said Section 1, a distance of 250.00 feet; thence South 88/degree/35'00" East, a distance of 20.00 feet; thence South 00/degree/29'15" West, a distance of 435.82 feet to a line 45.00 feet North of and parallel with the South line of said Section 6; thence South 89/degree/42'30" East, along said parallel line, a distance of 40.00 feet; thence South 00/degree/29'15" West, a distance of 45.00 feet to the South line of said Section 6; thence continue South 00/degree/29'15" West, a distance 80.00 feet to a line 80.00 feet South of and parallel with the South line of said
Section 6, said point being further described as being the North right-of-way line of N.W. 51st Street; thence North 89/degree/42'30" west, along said parallel line, a distance of 117.50 feet to the said Point of Beginning of this description.

Said lands situate, lying and being in Palm Beach County, Florida.

Containing 10.03 acres, more or less.

                                   EXHIBIT C

CLEANING SERVICE FOR THE NORTH 40 INCLUDES:

                                DAILY OPERATIONS

LOBBY

1.   Dust mop floors. Damp mop hard surface floors.
2. Spot clean interior glass partitions, doors, frames, light switches, baseboards, etc. Wash entrance glass on both sides
3. Dust all partitions, doors, door frame surfaces and all horizontal surfaces.
4.   Wash exterior surfaces of all trash containers.
5.   Empty and damp wipe ashtrays.

CORRIDORS, ELEVATORS AND STAIRWELLS -

1.   Empty and damp wipe ashtrays.
2. Dust to hand height all horizontal surfaces of ledges, sills, ventilating louvers, frames, etc
3.   Clean and sanitize all drinking fountains.
4.   Empty waste containers.
5.   Vacuum all carpeted areas.
6.   Spot wash walls and exterior surfaces of elevator doors.
7.   Sweep and remove leaves from atrium floors.
8.   Dust grab rails.
9.   Sweep and wash steps and landings, as necessary.

GENERAL OFFICE AREA -

1.   Empty all waste baskets in offices and replace basket liners as required.
2.   Dust and spot clean all countertops.
3.   Dust all horizontal surfaces of desks, chairs, tables and office equipment.
4    Dust all exposed filing cabinets, bookcases and shelves.

CLEANING SERVICE FOR THE NORTH 40

5. Dust to hand height all horizontal surfaces of equipment, ledges, sills, shelves, frames, partitions, etc.
6.   Dust all telephones.
7.   Vacuum clean all exposed carpeting.
8.   Dust mop or sweep all non-carpeted floors.
9. Spot wash walls, glass surfaces, doors, frames, light switches, baseboards desk tops, and countertops.

REST ROOMS -

1. Clean and disinfect all fixtures, toilets, urinals and partitions. Mop floors and clean mirrors. Stock all dispensers.

2.   Empty and damp wipe ashtrays.

WORK HOURS -

All cleaning shall be performed in a five (5) day week, Monday through Friday, between 6:30 P.M. and 11:00 P.M.

ADDITIONAL WORK REQUESTED BY TENANT -

Any additional work requested by tenants can be per an agreed additional charge and can be paid for by management or the requesting tenant.

INSURANCE

Any company performing janitorial services in The North 40 will maintain worker's compensation and contractor's liability insurance.

QUARTERLY OR AS REQUIRED:

- - - Wash windows interior and exterior
- - - Clean all mechanical, equipment rooms, plumbing pipes in stairwells
- - - Dust blinds and clean any finger prints
- - - Clean all light fixtures, fire equipment boxes and exit lights

                                   EXHIBIT D


                            [RULES AND REGULATIONS]

     To ensure minimizing of inconvenience to tenants and to maintain the interior space in a condition comparable to other first class office space in the Boca Raton, Florida market area, the following Building regulations are provided and are applicable to Tenant except as otherwise specifically addressed in the Lease:

   1. The sidewalks, entry passages, corridors, halls, elevators and stairways shall not be obstructed by Tenant, or used by Tenant for any purpose other than those of ingress and egress. The floors, skylights and windows that reflect or admit light into any place in said Building, shall not be covered or obstructed by Tenant subject to Tenant's right to install window coverings such as blinds. The water closets and other water apparatus, shall not be used for any other purpose than those for which they were constructed, and no sweepings, rubbish, or other obstructing substances shall be thrown therein.

  2. No advertisement, sign or other notice, shall be inscribed, painted or affixed on any part of the outside or inside of said Building, except upon the interior doors and windows permitted by Landlord, which signs, etc., shall be of such order, size and style and at such places as shall be designated by Landlord. Exterior signs on doors will be provided for Tenant by Landlord, the cost of such signage to be charged to and paid for by Tenant.

   3. Nothing shall be thrown by Tenant, its clerks, or servants out of the windows or doors or down the passages or skylights of the Building. No rooms shall be occupied or used as sleeping or lodging apartments at anytime.

   4. Tenant shall not employ any persons other than the janitors of Landlord or others reasonably approved by Landlord (who will be provided with pass-keys into the offices) for the purpose of cleaning or taking charge of said Premises. It is understood and agreed that the Landlord shall not be responsible to Tenant for any loss of property from the Premises, however occurring or for any damage done to the furniture or other effects of Tenant by the janitor or any of its employees, provided, however, that Landlord shall use its good faith reasonable efforts to employ service companies for providing such janitorial services which maintain quality controls for personnel employed.

   5. No animals (except service animals), birds, bicycles or other vehicles shall be allowed in the offices, halls, corridors, elevators or elsewhere in the Building.

   6. No painting shall be done, nor shall any alterations be made to any part of the Building by putting up or changing any partitions, doors or windows, nor shall there be any nailing, boring or screwing into the woodwork or plastering, nor shall any connection be made to the electric wires or electric fixtures, without the consent in writing on each occasion of Landlord or its Agent. All glass, locks and trimmings in or upon the doors and windows of the Building shall be kept whole and, when any part thereof shall be broken, the same shall be immediately replaced or repaired and put in order under the direction and to the satisfaction of Landlord, or its Agent, and shall be left whole and in good repair. Tenant shall not injure, overload or deface the Building, the woodwork or the walls of the Premises, nor carry on upon the Premises any noisesome, noxious, noisy, or offensive business.

  7. Tenant shall not (without Landlord's prior written consent) put up or operate any steam engine, boiler, machinery or stove upon the Premises, or carry on any mechanical business thereon, or do any cooking thereon, or use or allow to be used upon the Premises oil, burning fluids, camphene, gasoline or kerosene for heating, warming or lighting. No article deemed extra hazardous on account of fire and no explosives shall be brought into the Premises. No offensive gases or liquids will be permitted.

   8. Landlord will post on the directory of its Building, if any, at no charge to Tenant, names of the excutives of Tenant, such executives to be designated by Tenant. All additional names which Tenant shall desire put upon said directory
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must be first consented to by Landlord, and if so approved, a charge will be made for such additional listing as prescribed by Landlord to be paid to Landlord by Tenant.

   9. The Landlord, and its agents, shall have the right to enter the Premises at all reasonanble hours for the purpose of making any repairs, alterations, or additions which it shall deem necessary for the safety, preservation, or improvement of said Building, and the Landlord shall be allowed to take all material into and upon such Premises that may be required to make such repairs, improvements, and additions, or any alterations for the benefit of the Tenant without in any way being deemed or held guilty of an eviction of Tenant; and the rent reserved shall in no wise abate while said repairs, alterations or additions are being made; and Tenant shall not be entitled to maintain a set-off or counterclaim for damage against Landlord by reason of loss or interruption to the business of Tenant because of the prosecution of any such word. All such repairs, decorations, additions and improvements shall be done during ordinary business hours or, if any such work is not the request or the Tenant to be done during any other hours, Tenant shall pay for all overtime costs.

   10. Tenant shall instruct its mover to contact the Building manager two
(2) working days prior to truck arrival for coordination of move in and/or large furniture/equipment deliveries. Such moves will normally be made after 6:00 p.m. Friday and prior to 8:00 a.m. Monday. Tenant shall be responsible for any damage to Building interior including, but not limited to floors and carpet. A Landlord representatives will be present for all such moves.

   11. Landlord reserves the right to make such other and reasonable rules and regulations as in its judgement may from time to time be needed for the safety, care and cleanliness of the Premises, and for the preservation of good order therein.

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                                    EXHIBIT F

                           [LIST OF TITLE EXCEPTIONS]

1. Restrictive covenants, conditions and easements contained in Deed recorded in Official Records Book 2479, Page 205, amended in Official Records Book 3519, Page 777 Official Records Book 3723, Page 1015, corrected in Official Records Book 3776, Page 1935 and amended in Official Records Book 3776, Page 1937.

2. Easement granted to the City of Boca Raton recorded in Official Records Book 3578, Page 1493, as shown on Survey by Michael G. Purmort & Associates, Inc. dated 11/5/92 certified to John Hancock Life Insurance Company for IBM North Forty.

3. Right of Way for canal purposes over the South 80 feet of subject premises as claimed by Lake Work Drainage District as disclosed by maps attached to affidavits recorded in Official Records Book 1732, Page 612.

4. Easement granted to Lake Worth Drainage District recorded in Official Records Book 2787, Page 537.

5. Terms and conditions of unrecorded lease between International Business Machines Corporation and Fairfax Properties, Inc., dated June 16, 1982, as affected by unrecorded Assignment of Landlord's interest therein to Farfax Boca, Ltd. and as modified and/or amended by Lease Amendment dated July 26, 1992 and Subordination, Non-Disturbance and Attornment Agreement executed in conjunction with Modification and Restatement of Mortgage and Security Agreement recorded in Official Records Book 7475, Page 1987.

6. Restrictive covenants and conditions recorded in Official Records Book 4140, Page 189.

7. Easements as shown on Plat of Arvida Park of Commerce Plat No. 5 as recorded in Plat Book 44, Page 111 and 112 of the Public Records of Palm Beach County, Florida, listed as follows:

     a. 10' Utility Easement described in Official Records Book 3733, Page 1821, Public Records of Palm Beach County, Florida.

     b.      5' Non access easement.

     c. Landscape easement described in Official Records Book 3714, Page 885, Public Records of Palm Beach County, Florida.

     d.      Lift Station Easement.

     e. 25' Access Easement described in Official Records Book 3489, Page 939, Public Records of Palm Beach County, Florida.

8. Terms and provisions of Agreement with the City of Boca Raton recorded in Official Records Book 4138, Page 618.

9. Easement granted to the City of Boca Raton recorded in Official Records Book 4458, Page 14, Public Records of Palm Beach County, Florida.

10. Easement granted to the City of Boca Raton recorded in Official Records Book 3969, Page 345 Public Records of Palm Beach County, Florida.

11. Declaration of Unity of Title recorded in Official Records Book 4193, Page 1087, as modified by partial release from the City of Boca Raton, recorded in Official Records Book 7480, Page 76.

12. Easement granted to Florida Power and Light Company recorded in Official Records Book 3733, Page 1796.

13. Easement granted to Arvida Park of Commerce West Association, Inc., Arvida Park of Commerce Association, Inc. and Arvida Park of Commerce East Association, Inc. recorded in Official Records Book 3714, Page 891.

14. Terms, provisions, covenants, restrictions and easements contained in the Declaration for Arvida Park of Commerce recorded in Official Records Book 3047, Page 1110, as amended in Official Records Book 3238, Page 1565; Official Records Book 3321, Page 1572; Official Records Book 3489, Page 943; Official Records Book 3767, Page 1941; Official Records Book 3767; Page 1944; Official Records Book 3894, Page 1258; Official Records Book 4039, Page 69; Official Records Book 4051, Page 569; Official Records Book 4051, Page 571; Official Records Book 5609, Page 868; Official Records Book 8709,

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     Page 1262, including but not limited to one or more of the following:
     provisions for private charges or assessments; liens for liquidated damages; and/or option, right of first refusal or prior approval or a future purchaser or occupant.

15. Terms and provisions of Agreement between Arvida Park of Commerce Association and International Business Machines recorded in Official Records Book 4097, Page 801.

16. Mortgage from Fairfax Boca, Ltd. to Chemical Bank dated July 29, 1982 and recorded in Official Records Book 3776, Page 1945, as assigned to John Hancock Mutual Life Insurance Company in Official Records Book 3947, Page 1304, as modified, amended and assigned.

17. Terms and provisions of Easement Agreement recorded in Official Records Book 3489, Page 939.

18. Easement granted Arvida Park of Commerce West Association, Inc., et al. recorded in Official Records book 3714, Page 885.

19. Declaration of Reciprocal Easements and Covenants dated July 6, 1995 and recorded on July 18, 1995 in Official Records Book 8841, Page 423, Public Records of Palm Beach County, Florida.

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